Exhibit 10.16

LEAVE OF ABSENCE, SEPARATION AND NON-COMPETITION AGREEMENT

     This Leave of Absence, Separation and Non-Competition Agreement (“Agreement”) is made and entered into as of the date of signing by and between Tredegar Film Products Corporation (together with its direct and indirect subsidiaries, “Tredegar Film” or “the Company”) and Thomas G. Cochran (herein, “Employee”).

RECITALS

     Tredegar Film is engaged in the highly competitive field of specialized production. In particular, Tredegar Film supplies products including without limitation elastic, breathable, apertured, laminate, embossed, unoriented polypropylene, blown polyethylene, high density, protective masking, photopolymer, disposable, adhesive, nonwoven, plastic, PE and PE/PP films and fabrics and other materials to numerous markets including without limitation health care, hygiene, personal care, household care, landscaping, industrial, agriculture, pets, filtration, construction and packaging.

     Since the Company’s field of film production is highly specialized and competitive, there are a limited number of customers in the market for its products. Tredegar Film’s customer base extends throughout the world. Tredegar Film serves customers in every country with a market for its particular products, including without limitation North America, Europe, most of Asia, parts of the Middle East, Australia, India, South America and Mexico. The scope of Employee’s influence and knowledge, by virtue of his previous roles as President, and as managing director of Europe, is co-extensive with Tredegar Film’s business operations. Employee has intimate knowledge of Tredegar Film’s business, from research and development to customer development and sales and marketing strategies.

     By virtue of his employment with Tredegar Film, Employee has had access to the Company’s Confidential Information (defined below), including without limitation its research and development; production know-how; one- and three-year strategic business plans; financial and operational information; the identity of its customers; pricing and revenue information; product lines; market penetration; consumer knowledge; strategies; and other proprietary and commercially valuable information. In addition, to the extent his support and advice is reasonably requested during the Salary Continuation Period (defined below), Employee may have further access to such Confidential Information. Employee also has knowledge of the Company’s primary competitive advantage, namely its ability to develop, produce, market and sell films, elastics, laminates and other materials that impart unique performance characteristics for a particular industry or market in a cost competitive manner. Employee recognizes and acknowledges that the Confidential Information to which he has had, and may continue to have, access is utilized by Tredegar Film in all geographic areas in which Tredegar Film does business. Thus, Employee acknowledges that he would be a significant global competitor of Tredegar Film. Employee acknowledges that Tredegar Film will be harmed irreparably if such Confidential Information is acquired by a competitor.

     Employee acknowledges that the film industry is highly competitive and that it is difficult to establish relationships with customers. Tredegar Film has spent several years and invested significant capital and other resources to develop its customer relationships and expand and enhance its research, development, marketing and production capabilities. Employee has had personal contact with Tredegar Film’s customers and has developed personal relationships with Tredegar Film’s customers, knowledge about the same and knowledge about consumer preferences and practices and similar matters. Tredegar Film has developed and continues to develop long-term relationships with its customers.

     Employee acknowledges that the restrictive covenants in this Agreement serve to protect Tredegar Film’s investment in its Confidential Information and in its relationship with its customers. With this understanding, and in consideration for the other benefits and terms set forth herein, Employee willingly enters into this Agreement and agrees to these restrictive covenants that are intended to protect Tredegar Film’s legitimate business interests in its Confidential Information and client, supplier, and employee relationships.

     In consideration of Employee’s agreement to the Non-Compete provisions set forth in Section 5, Tredegar Film has agreed to provide a severance package and the accelerated vesting of certain restricted stock, as set forth in Sections 2 and 3. Employee expressly acknowledges that these benefits are beyond anything to which he is otherwise entitled, and constitute good and valuable consideration for this Agreement. In consideration of this and the other promises and mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     SEPARATION OF EMPLOYMENT

     1.1     Resignation and Leave of Absence Date

     Effective April 1, 2005 (“LOA Date”), Employee shall resign his positions as President of Tredegar Film and Vice President of Tredegar Corporation and begin a paid leave of absence.

     1.2     Salary Continuation and Transition of Company Leadership

     Employee’s paid leave of absence (the “Salary Continuation Period”) will begin on the LOA Date and will continue until the first to occur: (a) six months from the LOA Date or (b) the date Employee accepts full-time employment with a new employer. During the Salary Continuation Period, Employee will continue to be an employee of the Company and will continue to receive a base salary at the same level as went into effect on March 1, 2005, as well as the following benefits to the same extent he received such benefits as of that date: family health insurance, term life insurance, short term and long term disability insurance, savings plan with company match and pension benefits accrual. Employee’s employment with the Company shall terminate at the end of the Salary Continuation Period.

     During the Salary Continuation Period, (i) the Company agrees that Employee is permitted to seek employment outside the Company and (ii) Employee agrees to provide support and advice to new Tredegar Film leadership and other Company managers in the transition to new Company leadership, as reasonably requested.

     Where Employee accepts full-time employment with a new employer within six months after the LOA Date, (i) Employee further agrees to provide immediate written notice of such acceptance to Tredegar Film, time being of the essence and (ii) if Employee accepts employment on a day other than the end of a normal pay period, Employee’s salary shall be prorated up to and including the day of such acceptance

     In the event of termination for Cause (defined below), the Company will pay Employee the earned but unpaid portion of Employee's base salary through the date of termination.

     Employee will not, for purposes of this Section 1.2, be deemed to have accepted full-time employment with a new employer if he accepts a temporary or part-time (less than 35-hours per week) position with a new employer, as long as Employee’s gross compensation from such temporary or part-time employment does not exceed $4,000 per month.

     1.3     Termination For Cause

     The Company may, during the Salary Continuation Period, immediately terminate the employment of Employee hereunder for Cause. For purposes of this Agreement, “Cause” shall consist of any one or more of the following (and no other):

(i)	refusal to provide support and advice to new Tredegar Film leadership and other Company managers in the transition to new Company leadership, as reasonably requested,

(ii)	a deliberate violation of Tredegar Corporation’s Code of Conduct,

(iii)	an unauthorized disclosure of Confidential Information, and

(iv)	the commission of any felony or any other crime involving an act of moral turpitude.

2.     SEVERANCE

     In consideration of the benefits and terms herein, the Company also agrees to provide Employee with severance benefits under this Agreement. Employee’s severance package shall include:

(i)	four equal payments of $55,750 each payable on the first day of each of the third, sixth, ninth and twelfth months following termination of the Salary Continuation Period; plus

(ii)	a lump-sum payment equal to $20,000, payable in two installments: the first in an amount equal to $5,000 payable on or before April 1, 2006; the second in an amount equal to $15,000 payable within 30 days after the last day of the Restricted Period (as defined in Section 5.1); plus

(iii)	outplacement services consisting of Drake Beam Morin’s Executive Package plus up to three coaching hours with Mark Yoell (Employee must initiate such services during the Salary Continuation Period); plus

(iv)	reimbursement of Employee’s reasonable attorneys fees and costs incurred in connection with the review and negotiation of this Agreement, payable within 30 days after the Company’s receipt of a copy of the statement(s) of services rendered, in a form reasonably acceptable to the Company.

     In addition to other remedies, salary continuation, benefits and/or severance payments will terminate automatically if: (a) at any time Employee breaches any of the restrictive covenants of Section 4 or 5 hereof or commits a material breach of any other term of this Agreement; or (b) during the Salary Continuation Period, Employee is terminated for Cause.

     All payments in this Agreement will be subject to appropriate taxes and other withholdings.

3.     RESTRICTED STOCK AND OPTIONS

     Upon termination of the Salary Continuation Period and subject to the approval of the Executive Compensation Committee of Tredegar Corporation (which approval the Company will use its best efforts to secure), the unvested portion of Employee’s restricted stock award will vest immediately upon such termination. The accelerated vesting will not be granted if, during the Salary Continuation Period, Employee (i) is terminated for Cause or (ii) breaches any of the restrictive covenants of Section 4 or 5 hereof or commits a material breach of any other term of this Agreement. Employee’s rights with respect to Tredegar stock options are set forth in the applicable option agreements. Employee will be responsible for any and all tax liabilities associated with the foregoing.

4.     NON-DISPARAGEMENT

     Employee agrees that he will not impugn, defame or disparage the Company or its parent or their respective products, services, procedures, methods, operations, employees, agents, officers, directors, customers or suppliers. The Company agrees that its officers, managers and directors will not impugn, defame or disparage Employee.

5.     NON-COMPETE, NON-SOLICITATION, TRADE SECRETS, ETC.

     5.1     Definitions.

     For the purposes of this Agreement, “Confidential Information” means any data or information with respect to the business conducted by the Tredegar Film that is material to Tredegar Film’s business operations (including, without limitation, business and trade secrets) and that is not within the public domain (unless such data or information becomes part of the public domain through Employee's intentional acts or through a breach or violation (that is known or should reasonably be known by Employee) by any Person of any confidentiality obligation or any law). To the extent consistent with the foregoing definition, Confidential Information includes without limitation the following: (A) any information that is confidential and proprietary to Tredegar Film, including but not limited to trade secrets; (B) lists and other information of Tredegar Film about current and prospective customers, market penetration and consumer knowledge; (C) plans or strategies of Tredegar Film for sales, marketing, or business development; (D) sales and account records, financial statements, reports and projections of Tredegar Film; (E) prices or pricing strategy or information of Tredegar Film; (F) current and proposed advertising and promotional programs of Tredegar Film; (G) one- and three-year strategic business plans of Tredegar Film; (H) production, engineering and technical data of Tredegar Film; (I) research and development processes and/or results of Tredegar Film; (J) Tredegar Film’s methods, systems, techniques, procedures, designs, formulae, inventions and know-how; (K) information concerning existing or contemplated software, products, services, technology, designs, processes and research or product developments of Tredegar Film; and (L) other information of a similar nature made known to Employee or acquired by Employee in the course of his service to Tredegar Film which is not known to the public and which, if misused or disclosed, could adversely affect the business of Tredegar Film.

     The term “Person” shall mean any corporation, partnership, joint venture, trust, sole proprietorship, limited liability company, unincorporated business association, natural person, and any other entity that may be treated as a person under applicable law.

     The term “Prohibited Business” shall mean any Person directly (or indirectly through a subsidiary or other affiliate) engaged in direct competition with Tredegar Film via the development, production, supply or sale of a Competing Product in a Competing Market.

     The term “Competing Product” shall mean any and all products that, as of the LOA Date, are being sold or made or are under development by or on behalf of Tredegar Film and/or its affiliates, including but not limited to the following products and combinations thereof: elastic films and laminates; breathable, apertured, laminated, embossed, unoriented polypropylene, blown polyethylene, high density polyethylene films; masking and other protective films; photopolymer plastic films; disposable underwear; pads with indicators; nursing pads; stretch mark wipes; post partum pain relief pads; and nonwovens, provided that, the term "Competing Product" shall not mean any of the following nonwovens: spun bonded, melt blown, bonded carded webs, wet laid, dry laid, air laid, spun laid and spun lace nonwovens (unless in any case such nonwoven products are apertured nonwovens or elastic nonwovens, or Employee, or any agent or employer of Employee (or any parent, subsidiary, or other affiliated company of such employer) combines such products with a Competing Product)).

     The term “Competing Market” shall mean all markets that, as of the LOA Date, are served by Tredegar Film and/or its affiliates, or are under active consideration for service by Tredegar Film and/or its affiliates, including but not limited to: health care; personal care; hygiene (baby diapers, feminine hygiene articles, adult diapers, incontinent pads, underwear, post-partum care); household care; filtration; landscaping; protective apparel; agriculture; pet care; housewrap; roofing; carpet underlay; packaging; and surface protection

     The term “Restricted Period” shall mean a period of two (2) years from the LOA Date.

     5.2     Agreement Not-to-Compete.

     Employee agrees that during the Restricted Period, Employee shall not have a financial interest in or serve as a principal, partner, director, officer, agent, employee, contractor, or consultant for a Prohibited Business within any territory serviced by Tredegar Film as of the LOA Date, for any reason; provided that:

     Nothing in this Agreement shall prohibit Employee’s purchase or ownership of less than five (5%) percent of the securities of any class of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, whether or not such enterprise is engaged in a Prohibited Business.

     Nothing in this Agreement shall prohibit Employee from serving as a principal, partner, director, officer, agent, employee, contractor, or consultant for any Person (i) with respect to the development, production, supply or sale of any Competing Product in or for any market other than a Competing Market; (ii) with respect to the development, production, supply or sale of any product other than a Competing Product in or for any Competing Market; (iii) serving as a principal, partner, director, officer, agent, employee, contractor, or consultant for any Person that is not a Prohibited Business; (iv) with respect to the development, production, supply or sale of any laminated, embossed, unoriented polypropylene, blown polyethylene or high density polyethylene film in the packaging market (as long as the film is used in applications other than tissue & towel packaging and retort packaging); or (v) with respect to the development, production, supply or sale in the agricultural market (other than home gardening) of any product other than elastic films, laminated films, apertured nonwovens and elastic nonwovens.

     Where, during the Restricted Period, Employee is considering a specific employment opportunity and questions whether one of the foregoing exceptions applies to such opportunity, Employee may provide written notice of such opportunity to Tredegar Film. Any such notice shall include reasonably detailed information concerning the employment opportunity, which Tredegar Film agrees to keep confidential and to use for no other purpose other than to consider in good faith whether such opportunity is covered by the foregoing exceptions. In the event Employee and Tredegar Film fail to reach agreement within 15 business days as to whether the opportunity is covered by one of the foregoing exceptions, the dispute will be submitted to a mutually agreeable third-party arbitrator whose decision shall be final and binding on the parties. The parties agree to establish expedited procedures so any such dispute is resolved within 30 days from the date of the Employee’s notice hereunder, and during such notice and arbitration period Employee agrees to refrain from accepting the employment opportunity or otherwise providing to any Person the particular services that are contemplated in connection with such opportunity. Each party will bear its own attorneys fees and expenses; provided, however, Tredegar Film agrees to pay the reasonable fees and expenses of the arbitrator.

     5.3     Non-Recruitment.

     Independent of the foregoing provisions, Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, cause any person then currently engaged or employed by Tredegar Film (whether part-time or full-time and whether as an officer, employee, consultant (other than legal or accounting advisors), agent, adviser or independent contractor) (a “Company worker”) to voluntarily leave the employ of or engagement with Tredegar Film or to cease providing services to or on behalf of Tredegar Film. Employee further agrees that during the Restricted Period, he will not in any manner seek to engage or employ any such Company worker (whether or not for compensation) as an officer, employee, consultant, agent, adviser or independent contractor for any Person other than Tredegar Film.

     5.4     Non-Solicitation of Customers.

     Independent of the foregoing provisions, Employee agrees that during the Restricted Period, Employee shall not solicit, directly or indirectly, by himself or in conjunction with any Person, on behalf or for the benefit of a Prohibited Business, any Person who is a customer of Tredegar Film as of the LOA Date.

     5.5     No Interference with Suppliers.

     Independent of the foregoing provisions, Employee agrees that, during the Restricted Period, Employee shall not, directly or indirectly, interfere with or induce or cause the termination of the business relationship between Tredegar Film and any business which supplies goods or services to Tredegar Film during the Restricted Period.

     5.6     Confidential Information

     This covenant is independent of, and in addition to, the other covenants set forth in this Section.

          (a)     Employee hereby covenants and agrees that he will not use or disclose to any Person any Confidential Information, except for the benefit of Tredegar Film and to authorized representatives of Tredegar Film or except as required by any governmental or judicial authority; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of Employee’s, have entered the public domain.

          (b)     Employee acknowledges that all Confidential Information is and shall remain the sole, exclusive and valuable property of Tredegar Film and that Employee has and shall acquire no right, title or interest therein. Any and all printed, typed, written, electronic or other material that Employee may have or obtain with respect to Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of Tredegar Film, and any and all material (including any copies) shall, upon request of Tredegar Film, be promptly delivered by Employee to Tredegar Film.

          (c)     Employee hereby assigns to Tredegar Film all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which Employee solely or jointly has conceived or reduced to practice, or conceives or reduces to practice, or causes to be conceived or reduced to practice, during the period Employee was an officer or director of Tredegar Film and that relate to the business of the Company.

          (d)     For purposes of this Section 5.6, the term Confidential Information shall be deemed to include the Confidential Information of Tredegar Corporation and all of its direct and indirect subsidiaries.

          (e)     The contractual terms of Section 5 supersede and replace the terms of any previously executed confidentiality agreement between Employee and the Company.

     5.7     Equitable Remedies.

     Employee acknowledges that the restrictions contained in this Section 5, in view of the nature of the business in which Tredegar Film is engaged, are reasonable and necessary in order to protect the legitimate interests of Tredegar Film, and that any violation thereof would result in irreparable injuries to Tredegar Film, and Employee, therefore acknowledges that, in the event of his violation of any of these restrictions, Tredegar Film shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other rights or remedies to which Tredegar Film may be entitled.

6.     MISCELLANEOUS

     6.1     Severability.

     The restrictive covenants and other provisions in this Agreement are separate and independent contractual provisions. The invalidity or unenforceability of any particular restrictive covenant or any other provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     6.2     Scope and Reasonableness.

     The parties agree that it is not their intention to violate any public policy or statutory or common law. The parties intend that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, the parties authorize the court to amend or modify the provision to make it enforceable in the most restrictive fashion permitted by law but not more restrictive than the provisions as drafted herein.

     6.3     Applicable Law.

     This Agreement shall be construed under and in accordance with the laws of the Commonwealth of Virginia (exclusive of any provision that would result in the application of the laws of any other state or jurisdiction).

     6.4     Headings.

     The headings and captions set forth herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

     6.5     Notices.

     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, mailed by courier or sent by facsimile and confirmed by telephone, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

        To the Employee:

9207 Cragmont Drive Richmond, Virginia 23229

        To the Company:

Tredegar Film Products Corporation 1100 Boulders Parkway Richmond, Virginia 23225 Attn: President

        With a copy to:

Tredegar Corporation 1100 Boulders Parkway Richmond, Virginia 23225 Attn: General Counsel

or such other addresses as shall be furnished in writing by the parties. Any such notice or communication shall be deemed to have been given as of the date so delivered in person or three business days after so mailed.

     6.6     Successors and Assigns.

     This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators successors and permitted assigns. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other.

     6.7     Entire Agreement; Amendments.

     This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, including any confidentiality agreements, all of which prior agreements and understandings (if any) are hereby terminated and of no further force and effect. This Agreement may be amended, modified, or terminated only by a written instrument signed by the parties hereto..

     6.8     Execution of Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered by facsimile transmission of an originally executed copy to be followed by immediate delivery of the original of such executed copy.

     6.9     Incorporation of Recitals.

     The Recitals to this Agreement are an integral part of, and by this reference are hereby incorporated into, this Agreement.

     6.10     Attorneys’ Fees and Expenses.

     If any action at law or in equity, including any action for injunctive or declaratory relief, is brought by either party to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose and which fees and expenses shall be in addition to any other relief which may be awarded.

[SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year indicated below.

TREDEGAR FILM PRODUCTS CORPORATION By: /s/ W. H. Surgner, Jr. —————————————— W. H. Surgner, Jr. Title: Vice President Date: May 16, 2005

EMPLOYEE: /s/ Thomas G. Cochran —————————————— Thomas G. Cochran Date: May 16, 2005